Exhibit 99.1

Red Robin Announces Addition of Tom G. Conforti, G.J. Hart and David A. Pace to Board of Directors

Three New Highly Qualified, Independent Directors Bring Significant Restaurant, Consumer and Retail Expertise, and Track Record of Creating Value for Shareholders

GREENWOOD VILLAGE, Colo.— August 6, 2019 — Red Robin Gourmet Burgers, Inc. (NASDAQ:RRGB) (“Red Robin” or the “Company”) today announced it has appointed Tom G. Conforti, G.J. Hart and David A. Pace as new independent directors, effective immediately. The appointments were made after a search by the Board’s Nominating & Governance Committee with the assistance of The Elliot Group, a leading executive search firm. As part of this board refresh, Pattye Moore, Board Chair and interim Chief Executive Officer, will retire from the Board after a CEO transition, and Stuart Oran has decided not to stand for re-election at the 2020 Annual Meeting of Shareholders.

“We are pleased to welcome three highly experienced and seasoned industry veterans as new independent directors on the Red Robin Board,” said Ms. Moore. “The Board has been engaged in a process to identify new directors who would bring additional skills and expertise to enhance Red Robin’s opportunities and success. Tom, G.J. and David each bring outstanding track records of significant growth and value creation in the restaurant, food service and hospitality industries. We are confident their experience and expertise will be valuable assets to Red Robin as we execute on our strategic priorities and continue the Board’s efforts to create value for our shareholders.”

Today’s new director appointments are:

•      Tom Conforti, an accomplished executive with more than three decades of experience in financial, strategic and operational roles across multiple industries including restaurant, retail, consumer and hospitality. He most recently served as Executive Vice President and Chief Financial Officer for Wyndham Worldwide from 2009 to 2017, where he had direct responsibility for all finance, technology, real estate, and purchasing functions. During that time, he helped lead successful changes to the company’s capital allocation strategy, and the company delivered a total shareholder return of over 700%. Prior to that, he served as CFO for IHOP/Dinequity from 2002 to 2008, where he led the purchase of Applebee’s and a change in IHOP’s franchising model. Earlier in his career, Mr. Conforti held leadership positions at The Walt Disney Company and KB Home, as well as a number of roles at Pepsico.

•      G.J. Hart, a seasoned food and beverage executive with nearly 35 years in the industry and a strong track record of driving growth and innovation. Since 2018, he has served as the Chief Executive Officer of Torchy’s Tacos, a privately-held fast-casual restaurant concept with more than 60 locations in Texas, Oklahoma, and Colorado. He was previously the Executive Chairman and Chief Executive Officer of California Pizza Kitchen, where he was responsible for its “Next Chapter” of growth with a program that infused a fresh, contemporary look, innovative menu, world-class service model and generated higher per store average sales and profitability. From 2000 to 2011, Mr. Hart served as President of Texas Roadhouse Holdings, LLC and as Chief Executive Officer from 2004 to 2011, where he oversaw unprecedented growth and expanded the business from 60 locations to over 450 restaurants in 49 states and two international markets, while increasing revenues from $63 million to over $1 billion. Earlier in his career, Mr. Hart held leadership positions at TriFoods International, New Zealand Lamb Company and Shenandoah Valley Poultry, among others.

•      David A. Pace, who brings more than 30 years of leadership experience in a range of industries including food and beverage retail, consumer products, entertainment and ecommerce. Most recently, from 2016 to 2018, he served as Chief Executive Officer of Jamba Juice, Inc., where he led the brand through a highly successful repositioning and tripled profit performance. Prior to that, he served as President of Carrabba’s Italian Grill, from 2014 to 2016, where he oversaw significant margin improvement and record profits. From 2010 to 2014, Mr. Pace served as the Executive Vice President and Chief Resource Officer at Bloomin’ Brands, the parent company of

Carraba’s Italian Grill, where he was responsible for real estate development and human capital deployment for $4.1 billion across approximately 1,500 restaurants, 100,000 team members and five brands. Earlier in his career, Mr. Pace held various leadership positions at Starbucks and YUM! Brands, among others.

Red Robin also noted it is continuing to work closely with The Elliot Group in its search for a new CEO, and expects to make an announcement in the near-term.

About Red Robin

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its Guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 560 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

Forward-Looking Statements

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including the effectiveness of the Company’s affordability, service improvement, technology, and off-site initiatives to drive traffic and sales; the ability to increase labor productivity through alternative labor models, and to train the Company’s workforce for service execution complexities related to growth of multiple revenue streams in the restaurant; the success of the Company’s refranchising efforts; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For investor relations questions:
Raphael Gross, ICR
(203) 682-8253

For media questions:
Jim Golden / Tim Lynch / Aura Reinhard
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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